Exhibit 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE July 23, 2004
Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	William J. Nydam, COO
949/474-4300	949/474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	949/450-5400
www.allencaron.com		www.endocare.com

ENDOCARE PROVIDES UPDATE ON SEC INVESTIGATION

IRVINE, CA (July 23, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, today reported that it has received additional written notification — referred to as a “Wells Notice” — from the staff of the Securities and Exchange Commission (SEC) relating to the previously announced SEC Investigation of financial statements filed by Endocare in 2001 and 2002. The notification indicated the staff’s intention to recommend the filing of civil actions against two former members and one current member of the Company’s Board of Directors, all of whom are former members of the Company’s Audit Committee.

     As permitted under the Wells Notice process, the directors through their counsel intend to engage in a dialogue with the SEC staff before they render a formal decision on what action, if any, to recommend. Company management has indicated that the entire Endocare organization remains committed to cooperating fully with the SEC and bringing a timely close to these proceedings.

About Endocare

     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on Nasdaq. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

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